RESEARCH FRONTIERS SELLS NEW LICENSE TO AGC FLAT GLASS EUROPE
TO MANUFACTURE AND OFFER SPD-SMART ARCHITECTURAL WINDOWS

WOODBURY, NY, December 17, 2007 - Research Frontiers Inc.
(Nasdaq: REFR) has sold a new license to AGC Flat Glass Europe SA to offer architectural smart windows using Research Frontiers' patented SPD-Smart(TM) light-control film. When integrated with windows, skylights, light tubes, doors, interior partitions and other products, SPD-Smart film gives users the ability to rapidly, precisely and uniformly control the amount of light, glare and heat passing through glass or plastic.

AGC Flat Glass Europe (formerly Glaverbel SA) is the European flat glass branch of AGC (Asahi Glass Company), the world's largest glassmaking group. The company is a growth-oriented, customer-focused company highly regarded globally for its innovative products. The new non-exclusive worldwide license agreement with AGC Flat Glass Europe, which renews and replaces Glaverbel's prior license agreement, provides for a 5-10% royalty payable to Research Frontiers on sales of licensed products. Other license provisions, including fees and minimum annual royalties payable to Research Frontiers, were not disclosed.

SPD light-control technology is protected by over 500 patents and patent applications held by Research Frontiers Inc., the developer and licensor of the technology to be used in AGC Flat Glass Europe's smart window products. As well as instant light control benefits, SPD-Smart products reduce outside noise, provide greater security for both privacy and structural integrity, and protect interiors and occupants from heat and harmful ultraviolet radiation.

In addition to being an environmentally friendly "clean technology" because of its potential daylighting and energy savings advantages, SPD-Smart windows provide empowering quality-of-life and aesthetic benefits by offering control over the environment to suit one's preference. These windows, skylights and other glazings can be optically clear, block over 99% of visible light, and are tunable manually or automatically to any level of light transmission between dark and clear. All of this is done instantly regardless of the window size - advantages that other competitive smart window technologies, such as liquid crystal or electrochromics, cannot offer.

About AGC Flat Glass Europe SA

AGC Flat Glass Europe (formerly Glaverbel) makes and processes flat glass for the construction industry (exterior glazing and interior decorative glass) and for specialised industries. Based in Brussels, Belgium, it is the European branch of AGC Flat Glass, the world's leading producer of flat glass.

Its baseline "Glass unlimited" reflects the possibilities offered by:

O glass as a material that meets a growing range of requirements (comfort, energy control, health & safety, appearance);

O its production facilities made up of 18 float glass plants and some 100 processing units located throughout greater Europe, from Spain to Russia;

O its worldwide marketing network;

O its new applications resulting from sustained R&D in advanced glass technologies such as Antibacterial glass and coated glass;

O the resources of its personnel motivated by a shared desire for excellence.

AGC Flat Glass Europe currently employs around 10,700 people.

For more information, visit: www.agc-flatglass.eu (corporate site) and www.yourglass.com (architecture and interior design products).

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(TM) SPD-Smart controllable glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades,and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions,films,or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM, SmartGlassTM, VaryFastTM, Powered by SPDTM, The View of the Future - Everywhere You LookTM and Visit SmartGlass.com - to change your view of the world" are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com